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                            INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Registration Statement relating to 1,800,000 limited partner units of U.S. Restaurant Properties Master L.P. on Form S-3 of our report dated February 17, 1996 (April 19, 1996 as to Note 14) appearing in the Prospectus, which is a part of such Registration Statement, and our report dated February 17, 1996 included in the Annual Report on Form 10-K of U.S. Restaurant Properties Master L.P. for the year ended December 31, 1995 incorporated by reference in the Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.




DELOITTE & TOUCHE LLP

Dallas, Texas
April 19, 1996